EXHIBIT 99.1

STEPAN ANNOUNCES COMPLETION OF AMENDMENTS

TO ITS U.S. LOAN AGREEMENTS

Stepan Company (NYSE: SCL) announced today completion of amendments to its U.S. loan agreements effective December 31, 2003. The Company previously announced that it was not in compliance with certain covenants in its U.S. loan agreements due to weaker than expected fourth quarter and full year 2003 earnings that included a non-cash deferred compensation expense of $2.0 million, non-cash asset impairment charge of $1.4 million and employee severance charges of $0.9 million related to a workforce reduction. The new amendments result in compliance with all loan agreements, as of December 31, 2003. Under the terms of the amendments, Stepan expects to remain in compliance with these loan agreements.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR. For more information, visit Stepan’s website at http://www.stepan.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: James E. Hurlbutt, (847) 446-7500.